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                                  EXHIBIT 4.1



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                         FIRST AMENDMENT TO RIGHTS AGREEMENT

         FIRST AMENDMENT, dated as of October 23, 1998 ("First Amendment"), to Rights Agreement dated as of December 17, 1997 (the "Rights Agreement"), between Promus Hotel Corporation (formerly known as "Parent Holding Corp."), a Delaware corporation (the "Company"), and First Union National Bank (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

         NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this First Amendment, the parties hereby amend the Rights Agreement as follows:

         1. Section 1.7 of the Rights Agreement is hereby deleted in its entirety.

         2. The last sentence of Section 11.4.1 of the Rights Agreement and the penultimate sentence of Section 11.4.2 of the Rights Agreement are hereby amended, in each case, by deleting the words ", by a majority of the Continuing Directors then in office, or if there are no Continuing Directors".

         3. The last sentence of Section 14.1 of the Rights Agreement is hereby amended by deleting the words "by a majority of the Continuing Directors then in office, or if there are no Continuing Directors".

         4. The second sentence of Section 22 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption, exchange, termination or expiration of the Rights, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities hereinafter issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right


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         Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

         5. The second sentence of Section 26 of the Rights Agreement is hereby amended to delete clause (ii) in its entirety, renumber clause (iii) of the second sentence to (ii) and add the word "or" immediately prior to the new clause (ii). The fifth sentence of Section 26 of the Rights Agreement is hereby amended to be deleted in its entirety.

         6. Section 30 of the Rights Agreement is hereby amended to read in its entirety as follows:

         "Section 30. Determination and Actions be Board of Directors. The
Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors of the Company in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all other parties, and (y) not subject the Board of Directors to any liability to the holders of the Rights."

         7. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

         8. This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.


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         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

                                         PROMUS HOTEL CORPORATION

                                         By: /s/ Ralph B. Lake
                                             -----------------------------------
                                             Name: Ralph B. Lake
                                             Title: Executive Vice President

                                         FIRST UNION NATIONAL BANK

                                         By: /s/ Lynn Ballard
                                             -----------------------------------
                                             Name: Lynn Ballard
                                             Title: Assistant Vice President


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